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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    REXENE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

        GUY P. WYSER-PRATTE AND SPEAR, LEEDS & KELLOGG
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................






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NEWS RELEASE                                                  [LOGO]
CONTACT:                                                      156 FIFTH AVENUE
Stan Kay                                                      New York, NY 10010
MacKenzie Partners, Inc.                                      212 929-5500
(212) 929-5940                                                FAX 212 929-0308


FOR IMMEDIATE RELEASE:

            WYSER-PRATTE, SPEAR LEEDS FILES AMENDED COMPLAINT AGAINST
                 REXENE BOARD ALLEGING BREACH OF FIDUCIARY DUTY

                CLAIMS SPECIAL MEETING RECORD DATE MANIPULATIONS
                   DESIGNED TO PERPETUATE MANAGEMENT IN OFFICE

NEW YORK, NY, March 4, 1997 -- Guy P. Wyser-Pratte, President of Wyser-Pratte and Co., Inc., and Fred Kambeitz, a Partner of Spear, Leeds & Kellogg, announced that they filed an amended complaint yesterday against Rexene Corporation (NYSE:
RXN) in Delaware Chancery Court. The complaint alleges that Rexene's Board breached its fiduciary duty of loyalty to shareholders by setting a late record date of April 18 for the April 30 special meeting - an interval of only twelve calendar and eight business days. The complaint seeks a record date no later than April 1.

The complaint states, "The purpose of selecting an extraordinarily late record date is clear: To prevent as many shareholders as possible from voting at the meeting. By setting the latest record date possible, the defendants have ensured that many stockholders will not receive their proxy materials in time to vote. Each of those shares will in effect become a vote for management, since plaintiffs need the vote of a majority of the outstanding shares to adopt their program at the meeting."

Guy P. Wyser-Pratte and Fred Kambeitz commented, "There is no legitimate business purpose for a record date as late as April 18. The only reason for such a gross manipulation of the corporate machinery is to perpetuate management in office, since shareholders who do not vote are in effect casting a vote for management."

"The late record date virtually guarantees that thousands of shareholders may be disenfranchised in this election by not receiving their proxy cards in time to return them through normal proxy system voting channels in time to be counted for the April 30 special meeting."

Mr. Wyser-Pratte and Mr. Kambeitz concluded, "The Rexene Board has been avoiding dealing squarely with Rexene owners for months. It is time for them to them to submit to a free and fair stockholder election without any more delays or further manipulation. For its annual meeting last year, Rexene set a record date of March 5 for its April 30, 1996 meeting. It is outrageous that this year the Board would try to disenfranchise stockholders with a late record date when faced with the possibility of being replaced at the special meeting."

                                    - more -




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Wyser-Pratte/Spear, Leeds
March 4, 1997
Page Two



After a telephone conference held this morning, the Court has ordered expedited briefing and set a hearing for March 17. At the hearing the Court will determine the future course of the lawsuit including the schedule for any further proceedings.

As announced previously, shareholders at the April 30 meeting will consider replacing the Rexene Board with the Wyser-Pratte/Spear, Leeds slate of nominees, as well as adopting a set of corporate governance proposals designed to facilitate board changes.


                                      # # #



                             PARTICIPANT INFORMATION

Mr. Wyser-Pratte owns beneficially 953,600 shares of Rexene common stock representing approximately 5.07% of the outstanding shares. Spear, Leeds & Kellogg owns beneficially 948,600 shares of Rexene common stock, representing approximately 5.04% of the outstanding shares. As stated above, the nominees of Mr. Wyser-Pratte and Spear, Leeds & Kellogg for election at the special meeting to the board of directors of Rexene are Messrs. Mauch, Macey, McQuade and Pasman. Mr. McQuade own beneficially 2,000 shares of Rexene common stock. Eric Longmire of Wyser-Pratte & Co.,Inc. and Werner Goeckel are also participants. It is anticipated that Mr. Goeckel will be added to the board of directors of Rexene after the special meeting. Mr. Goeckel owns beneficially 4,200 shares of Rexene common stock.